Exhibit 99.1

ASCO Oral Presentation Demonstrates Trovagene’s Liquid Biopsy Urine Test Detects EGFR T790M Mutations in Patients with Non-Small Cell Lung Cancer

Results validate urine ctDNA testing as an alternative to tissue and plasma based on a large prospective study of T790M detection and patient response to an EGFR tyrosine kinase inhibitor

SAN DIEGO, CA — June 6, 2016 — Trovagene, Inc. (NASDAQ:  TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced the presentation of clinical results demonstrating highly sensitive detection of EGFR T790M mutations in the urine of patients with non-small cell lung cancer. The oral presentation at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting, entitled Epidermal growth factor receptor (EGFR) genotyping of matched urine, plasma and tumor tissue from non-small cell lung cancer (NSCLC) patients treated with rociletinib, was delivered today by Heather Wakelee, M.D. of Stanford University http://abstracts.asco.org/176/AbstView_176_167439.html.

“These results demonstrate the clinical utility of Trovagene’s noninvasive urine-based liquid biopsy test to determine the presence of EGFR T790M mutations, and aid in the selection of targeted therapy for patients with non-small cell lung cancer (NSCLC),” said Karen Reckamp, M.D. of City of Hope, a key study investigator. “Trovagene’s urinary ctDNA test was able to identify the EGFR resistance mutation in cases not detected in tissue. The data suggest that urinary and plasma EGFR analyses complement tissue biopsies in EGFR tyrosine kinase inhibitor (TKI) resistant NSCLC.”

“The similar patient response rate we observed validates that urine liquid biopsies are a viable alternative to plasma or tissue to detect T790M mutations for targeted therapies,” added Jonathan Goldman, M.D. of UCLA Medical Center.

Presentation Highlights:

•                  A 213 patient cohort, from the TIGER-X clinical trial of rociletinib (an investigational EGFR TKI), in which urine, plasma and tissue tests identified a similar proportion of patients with the EGFR T790M mutation

•                  Urine and plasma tests identified EGFR T790M mutations missed by tissue, likely due to tumor heterogeneity or inadequate sample quality

•                  The objective response rate to therapy, duration of response, and progression-free survival of patients positive for T790M in urine was similar to those patients testing positive for T790M in plasma or tissue

•                  Monitoring urine ctDNA T790M mutation levels longitudinally is feasible, and may be a tool to inform treatment decisions

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“We believe the noninvasive quantitative measuring of ctDNA in patient’s urine with Trovagene’s Trovera™ test enables physicians to identify and monitor actionable mutations and obtain an accurate assessment of their patient’s progress on therapy,” noted Mark Erlander, Ph.D., Chief Scientific Officer of Trovagene.

About The T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs) such as erlotinib, afatinib and gefitinib in non—small cell lung cancer (NSCLC) patients with EGFR mutations, have demonstrated clinical response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. In November 2015, osimertinib was approved by the U.S. Food and Drug Administration for the treatment of NSCLC patients with the T790M mutation, and several additional promising drug candidates are in development for this targeted indication.

About Trovagene’s Trovera™ brand of liquid biopsy tests

Built upon the Trovagene Precision Cancer Monitoring (PCM) Platform, Trovera™ urine and blood-based EGFR, KRAS and BRAF CLIA and CAP-accredited tests are available to healthcare providers for the detection and/or monitoring of tumor dynamics before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit: http://trovagene.com/hcp-home-page/trovagene-overview

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz	Jody LoMenzo
Vice President, Investor Relations	Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com